EXHIBIT 99.1

NEWS RELEASE

Ivanhoe Energy Reports 2012 Financial Results

Company Revitalized and Positioned to Execute on Key Priorities

Note:  All figures are quoted in U.S. dollars unless otherwise noted.

CALGARY (March 18, 2013) – Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) is reporting today its 2012 financial results and 2013 business plan.

In 2012, Ivanhoe Energy restructured and right-sized the organization to strengthen the balance sheet and better organize the Company to leverage expertise and resources and build long-term shareholder value.

The Company divested non-core assets including the Zitong Block contract, which was transferred to Shell China Exploration and Production Company, and the wholly-owned subsidiary Pan-China Resources Ltd., which was sold to MIE Holdings Corporation. Both transactions were completed in December 2012.

Ivanhoe Energy is focused on maintaining financial flexibility, commercializing its patented and proprietary Heavy-to-Light heavy oil upgrading technology and achieving project milestones at its two world-class assets: the Tamarack oil sands project in Canada and Block 20 in Ecuador.

Year End Financial Summary

Ivanhoe Energy filed its year-end financial report on Form 10-K with the United States Securities and Exchange Commission for the year ended December 31, 2012.

The divestitures of the Zitong Block and the Pan-China Resources subsidiary strengthened the balance sheet by providing an initial cash infusion of $131.8 million, allowing the Company to retire its short-term debt.  The remaining pre-tax proceeds of just over $14 million, less any additional adjustments, are expected by mid-year 2013.

The Company posted a net loss from continuing operations of $64 million, which represents a year-over-year increase of $37.2 million. This increase was driven by $20.2 million more in exploration and evaluation expenses, the majority of which was related to the drilling of IP-17 in Ecuador, as well as a lower gain on derivative instruments in 2012 than that experienced in 2011.

The Company’s capital investments amounted to $47.4 million in 2012, which is slightly less than the $51 million invested in 2011.  This amount included $12.4 million for a seismic program at Zitong, $7.3 million for drilling two wells at Dagang and $23.4 million to drill IP-17, which was later reclassified as an expense because non-commercial quantities of oil were found.

	Three months ended Dec. 31,		Year ended Dec. 31,
(US$000s, except per share amounts) (unaudited)	2012	2011	2012	2011

Net loss from continuing operations	(12,820)	(8,758)	(64,018)	(26,761)
Net loss per share, from continuing operations*	(0.04)	(0.03)	(0.19)	(0.08)

Net income (loss)**	35,538	(5,882)	(14,374)	(25,276)
Net income (loss) per share, basic and diluted	0.10	(0.02)	(0.05)	(0.07)

Net cash used in operating activities	(12,895)	(7,567)	(27,060)	(26,245)
Capital investments	(4,073)	(2,982)	(47,444)	(51,060)

Cash and cash equivalents (end of period)	62,819	16,890	62,819	16,890
Restricted cash	20,500	20,500	20,500	20,500
* Basic and diluted
** Including discontinued operations

Liquidity and Capital Resources

At the end of 2012, Ivanhoe Energy had approximately $83 million in cash and cash equivalents (inclusive of the restricted cash balance).  The majority of this balance relates to the receipt of proceeds associated with the divestiture of the Zitong and Dagang assets.

●
As a result of the transfer of interest in the Zitong Block to Shell China, Ivanhoe Energy will receive $105 million in total.  Initial pre-tax proceeds of approximately $96.2 million were received on closing.  The remaining proceeds will be received by mid-year, with ultimate values dependent on audit and post-closing adjustments.

●
As consideration for the sale of Pan-China Resources to MIE Holdings, the Company received $45 million in cash, less $5.4 million in adjustments and a $4.0 million holdback. The Company will receive the holdback amount six months after closing, assuming no claims from MIE Holdings.

●
Subsequent to December 31, 2012, Shell assumed the obligations under the Zitong Supplementary Agreement and replaced Ivanhoe’s performance bond with its own. The collateral for Ivanhoe’s performance bond, presented as restricted cash on the Company’s balance sheet at December 31, 2012, was released and received by the Company on February 1, 2013.

General and Administrative Expenses

General and administrative (G&A) expenses mainly consist of staff, office, legal and other contract services costs.  In 2012, the Company incurred G&A expenses of $31.1 million, which was a decrease of $7.5 million compared to costs of $38.6 million in 2011.  G&A expenses were primarily lower in 2012 due to lower staff costs related to the Company’s compensation and share-based payment programs.  Additionally, legal costs decreased due to a favorable ruling on an outstanding legal claim that allowed the Company to recover approximately $500,000 of its past legal expenses.  The Company anticipates even greater G&A savings in 2013 as it winds up its Asian subsidiary, Sunwing Energy. Ivanhoe’s total number of employees is estimated to decrease by 100 people as a result of this initiative.

Share Consolidation

The company intends to present a common share consolidation proposal at the Annual General Meeting of shareholders, to be held on April 22, 2013.

The share consolidation proposal is intended to achieve both tactical and strategic objectives.  Tactically, the Company’s shares must trade above $1 for 10 consecutive days by May 20, 2013 in order to maintain its NASDAQ listing.  Maintaining this avenue to trade the Company’s shares and enhance liquidity is a key objective of the management team and the Board of Directors.  Strategically, a tighter capital float will facilitate future growth initiatives and provide greater visibility in the capital markets, re-positioning the Company’s stock price amongst its peers and providing the Company a solid base from which to grow.

As planned, shareholders would receive 1 new consolidated common share for every 2.5 to 3.5 existing common shares; the final ratio will be determined by management closer to the execution of the consolidation. Details regarding the proposal will be outlined in Ivanhoe’s management proxy circular to be mailed to shareholders of record on or about March 28, 2013.

Undertaking a share consolidation at this time reinforces the Company’s concerted efforts to refocus and restructure itself around its core competencies to create shareholder value.

Heavy-to-Light (HTL)

HTL is a process that significantly increases the economic viability of heavy oil by partially upgrading it at the well site or in a centralized merchant model and creating a synthetic crude oil that is more valuable to international refineries. Ivanhoe Energy validated this perspective by consulting with several international energy consultants in 2012 and determined that HTL synthetic crude oil should trade on par with Brent.

Additionally, in 2012 the Company continued to enhance its engineering and patent work.  At this time, the Company has 57 patents issued and an additional 56 patents pending.  Currently, HTL is protected until 2028; however, the patents currently under review will extend the protection until 2031. The patents protect HTL globally, across more than 35 countries.  All components of the HTL process are included within these patents.

In addition to installing HTL Plants in our own projects, Ivanhoe Energy continues to explore projects using a variety of business models in geography's where installing an HTL plant makes technical and economic sense.  In 2013, the Company is focused on signing a partnership that will lead to commercializing its technology.

Project Highlights

Tamarack – Canada

Achieving regulatory approval for Tamarack is on track and progressing favorably.  In 2012, the Company responded to two additional rounds of supplemental information requests.  In January 2013, Ivanhoe received a Completeness Determination from Alberta Environment and Sustainable Resource Development (AESRD).  This determination confirms that the AESRD has no further technical questions and has deemed the application complete. The Company continues to work with the Energy Resources Conservation Board and local stakeholders to resolve concerns raised by stakeholders in their Statements of Concern (SOCs).  To date, three SOCs have been removed, and the Company is making significant progress with the remaining four SOCs.  Once all SOCs are addressed, the Company expects to secure regulatory approval, which is now anticipated to occur in the second quarter of 2013.

As disclosed in January 2013, the Company commenced a winter data acquisition program to assist in the optimal placement of Steam Assisted Gravity Drainage (SAGD) well pairs.

Seismic data has been gathered and will now be processed and interpreted.  The drilling program continues; field work will be complete by the end of March.  All results from this program are anticipated by the end of the summer.

A robust program to attract and secure a partner is in place.

Block 20 - Ecuador

Ivanhoe Energy continues to advance partner discussions with a group that is interested in Block 20.  Both parties reached consensus on the framework of a potential arrangement; subject to the government of Ecuador approvals.  Discussions between the government, Ivanhoe and the potential partner continue and a successful conclusion is anticipated by mid-year 2013.

During the drilling of IP-17 in 2012, south of the Napo River, the Company found significant feet of lithology containing organic matter, which is the precursor for the generation of hydrocarbons.  While IP-17 did not contain commercial quantities of hydrocarbons, the data gathered led to Gaffney, Cline & Associates to increase their Original Oil in Place (OOIP) estimates to include similar horizons (Hollin formation) that formed the basis of their original report. The Block’s total best OOIP resources, of 6.43 Billon barrels, was increased by 180 million barrels (Low Case) and 480 million barrels (High Case), with a Best Case amount increase of 320 million barrels.

Canadian reporting standards require hydrocarbon volumes be classified in accordance with the categories prescribed by the Canadian Oil and Gas Evaluation (COGE) Handbook.  Hence, Block 20 discoveries to date are classified as "discovered petroleum-initially-in-place".

During 2013, Ivanhoe Energy Ecuador will execute a drilling and seismic program north of the Napo River, starting with the drilling of Ivanhoe’s fourth well, IP-14, in the second quarter. This well is located in the northern portion of Block 20 targeting the cretaceous Hollin formation, at a total depth of 950 feet. It is anticipated that drilling will be completed within 20 days.  The well’s objective is to test an isolated zone believed to be caused by faulting where API gravity and viscosity may be better than that observed to date.

Overall, in 2013 Ivanhoe Energy intends to maintain its financial flexibility and its strong safety and environmental practices.   Additionally, management continues to look for potential partnerships or acquisitions of producing heavy oil fields that can be effectively upgraded using HTL.  Acquiring this kind of production would provide a faster route to cash flow and potentially a quicker pathway to commercialize HTL.

Ivanhoe Energy to host a conference call

To discuss Ivanhoe Energy’s 2012 financial summary and 2013 business strategy, the Company will conduct a conference call for investors, analysts and other interested parties on Monday, March 18, at 7:00 am Mountain Time (9:00 am Eastern Time).

Please contact the conference call operator five minutes prior to the call, noting "Ivanhoe Energy" as the company. The conference line is available:

•	For participants in Canada and the United States via 1-888-231-8191
•	For participants in the Toronto area and internationally via 1-647-427-7450

Additionally, a simultaneous webcast of the conference call will be available through www.ivanhoeenergy.com

The call will be archived for later playback until March 25th by dialing 1-416-849-0833 and entering the pass code 20550929. For the next three months the call can also be accessed via the webcast at www.ivanhoeenergy.com.

Ivanhoe Energy is an independent international heavy oil exploration and development company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTLTM). Core operations are in Canada, United States, Ecuador and Mongolia, with business development opportunities worldwide. Ivanhoe Energy trades on the Toronto Stock Exchange with the ticker symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN.

For more information about Ivanhoe Energy Inc. please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to the potential for commercialization and future application of the heavy oil upgrading technology and other technologies, statements relating to the continued advancement of Ivanhoe Energy's projects, statements relating to the timing and amount of proceeds of agreed upon and contemplated disposition transactions, statements relating to anticipated capital expenditures,  statements relating to the timing and success of regulatory review applications, and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, new product development will not proceed as planned, the HTLTM technology to upgrade bitumen and heavy oil may not be commercially viable, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of reserves, the risk associated with doing business in foreign countries, environmental risks, changes in product prices, our ability to raise capital as and when required, our ability to complete agreed upon and planned asset dispositions, competition and other risks disclosed in Ivanhoe Energy's 2012 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

For further information contact:

Hilary McMeekin
Manager, Corporate Communications
(403) 817 1108
hmcmeekin@ivanhoeenergy.com